SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) March 25, 1998
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                      Commission File Number 0-7624
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                  WESTERN MASSACHUSETTS ELECTRIC COMPANY
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          (Exact name of registrant as specified in its charter)


               MASSACHUSETTS                      04-1961130
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


  174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS  01090-0010
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              (Address of principal executive offices)      (Zip Code)


                            (413) 785-5871
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            (Registrant's telephone number, including area code)


                            Not Applicable
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       (Former name or former address, if changed since last report)

Item 3. Legal Proceeding

     On April 3, 1998, in connection with litigation commenced against Northeast Utilities (NU) and certain of its officers and trustees in August 1997, Massachusetts Municipal Wholesale Electric Company (MMWEC), a joint owner of the Millstone 3 nuclear unit in Waterford, Connecticut, filed a motion seeking a lien on NU's common ownership interest in two of its Massachusetts subsidiaries, Western Massachusetts Electric Company (WMECO) and Holyoke Water and Power Company. A hearing on this motion is scheduled for April 28, 1998, and a final decision could be issued by April 30, 1998. If MMWEC's request for such a lien is granted, it could give rise to defaults and/or cross defaults under the "negative pledge" clauses in numerous financing agreements to which NU and certain of its subsidiaries are parties. NU intends to oppose the motion vigorously.

     For more information regarding this matter, see "Item 3. Legal Proceedings" in NU's 1997 Form 10-K.


Item 5. Other Events

1.   Connecticut Rate Matters - Millstone Restart Schedules

     The Connecticut Department of Public Utility Control (DPUC) held a hearing on April 1, 1998 to review the status of the restart schedules for the Millstone 3 and Millstone 2 nuclear units. The hearing was held in connection with the DPUC's ongoing proceeding to determine whether to remove one or both of the units from the rate base of The Connecticut Light and Power Company (CL&P) and the impact this would have on CL&P's financial condition. Both of the units have been out of service since the first quarter of 1996.

     CL&P indicated at the hearing that several significant compliance filings had recently been made with the Nuclear Regulatory Commission (NRC) and that it anticipates that the NRC will begin an Operational Safety Team Inspection of Millstone 3 in mid-April. CL&P also indicated that the NRC Commissioners will meet in May to consider the readiness of Millstone 3 for restart and that the NRC Commissioners' vote on restart of Millstone 3 would likely take place within two weeks following the meeting. The restart effort for Millstone 2 is approximately three to four months behind Millstone 3. The hearing is scheduled to resume on April 9, 1998 and the DPUC is scheduled to issue its draft decision and final decision on April 20, 1998 and April 29, 1998, respectively.


2.   SEC Review of Financial Statements

     In a March 25, 1998 letter, the Securities and Exchange Commission's Division of Corporation Finance (SEC) questioned amounts recorded on NU's balance sheets listed as "Nuclear compliance." These amounts are $63.2 million and $73.0 million in 1996 and 1997, respectively, and represent costs associated with the current nuclear outages. The SEC's view is that operating and personnel costs associated with nuclear outages and procedures to be implemented at nuclear power facilities in response to regulatory requirements should be expensed as incurred.

     NU is responding to a request for information from the SEC to demonstrate that the costs accrued do not represent these types of costs. NU and its independent auditors, Arthur Andersen LLP, believe its present accounting is required by and is in accordance with generally accepted accounting principles.

     Should the SEC disagree and require NU to eliminate the nuclear compliance liability, NU would be required to restate its 1996 and 1997 financial statements. This would result in an increase to its consolidated pre-tax net income in those years by approximately $63.2 million and $9.8 million, respectively.

     At the subsidiary level:

     CL&P reserved $50.5 million and $58.7 million in 1996 and 1997, respectively, and the reversal of the reserve would increase its consolidated pre-tax net income in those years by approximately $50.5 million and $8.2 million, respectively.

     WMECO reserved $11.8 million and $13.8 million in 1996 and 1997, respectively, and the reversal of the reserve would increase its consolidated pre-tax net income in those years by approximately $11.8 million and $2.0 million, respectively.

     As to NU, CL&P and WMECO, the amount of such reserves would not be available to offset nuclear costs expected to be expended in 1998 and 1999.

     Because certain covenants in their financing agreements are based directly or indirectly on the amount of such companies' 1998 earnings, restating financial statements in accordance with the SEC's letter would have a negative effect on their respective abilities to meet these financial covenants.



                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          WESTERN MASSACHUSETTS ELECTRIC COMPANY
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                                         Registrant




Date  April 6, 1998              By /s/John B. Keane
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                                        John B. Keane
                                        Vice President and Treasurer